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                                                                   Exhibit 10.21

                            SECOND AMENDMENT TO THE
                              ALTRA HOLDINGS, INC.
                           2004 EQUITY INCENTIVE PLAN

     THIS SECOND AMENDMENT (this "Amendment") is entered into effective as of
           , 2006, to amend that certain 2004 Equity Incentive Plan (the "Plan") of Altra Holdings, Inc., a Delaware Corporation (the "Company").

1. Definitions. Capitalized terms not otherwise defined in this Amendment have the meaning given them in the Plan.

2. Amendment of the Plan. Effective upon the date hereof, the Plan is amended as follows:

     2.1. Amendment of Section 2(b). Section 2(b) of the Plan is amended to read in its entirety as follows:

          "(b) Authority. The Committee is authorized, subject to the provisions of the Plan, to establish such rules as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations in its sole discretion and to take such action in connection with the Plan and any awards granted hereunder as it deems necessary or advisable, including the right to accelerate the vesting or exerciseability of awards, establish the terms and conditions of awards, cancel awards upon a Change of Control and to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option or other benefit granted under the Plan. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives."

     2.2. Amendment of Section 5(a). Section 5(a) of the Plan is amended to read in its entirety as follows:

          "(a) Maximum Shares. The aggregate number of shares of common stock of the Company par value $0.001 ("Shares") that may be issued under this Plan shall be Six Million Eight Thousand Five Hundred Twelve (6,008,512) Shares, which may be authorized and unissued or treasury Shares, subject to Section 5(c) hereof and Section 13 hereof ("Maximum Shares"). The maximum number of shares that may be "incentive stock options", within the meaning of Section 422 of the Code, is 3,500,000 shares (the "ISO Maximum"). The maximum number of shares that may be any type of stock option under the plan shall be 4,000,000 shares."

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     2.3. Amendment of Section 6(b). Section 6(b) of the Plan is amended to read in its entirety as follows:

          "(b) Exercise Price. Each stock option granted hereunder shall have a per Share exercise price of not less than the fair market value (as defined in Section 17 of the Plan) of a Share on the date of grant."

     2.4. Amendment of Section 7(b). Section 7(b) of the Plan is amended to read in its entirety as follows:

          "(b) Grant Price. The grant price per Share referenced in a stock appreciation right shall not be less than the fair market value (as defined in Section 17 of the Plan) of a Share on the date of grant."

     2.5. Amendment of Section 13(b). Section 13(b) of the Plan is amended to read in its entirety as follows:

          "(b) Modification of Awards. In the event of any change or distribution described in subsection (a) above, in order to prevent dilution or enlargement of participants' rights under the Plan, the Committee shall have authority to adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding awards, the exercise price applicable to outstanding awards, and the fair market value of the common stock and other value determinations applicable to outstanding awards; provided, however, that any such arithmetic adjustment to a performance-based award shall not cause the amount of compensation payable thereunder to be increased from what otherwise would have been due upon attainment of the unadjusted award. Appropriate adjustments may also be made by the Committee in the terms of any awards under the Plan to reflect such changes or distributions and to modify any other terms of outstanding awards on an equitable basis, including modifications of performance targets and changes in the length of performance periods; provided, however, that any such arithmetic adjustment to a performance-based award shall not cause the amount of compensation payable thereunder to be increased from what otherwise would have been due upon attainment of the unadjusted award. In addition, other than with respect to stock options, stock appreciation rights, and other awards intended to constitute performance-based awards, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles."


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     2.6. Amendment of Section 13(c). Section 13(c) of the Plan is amended by the addition of the following sentence to the end of the section:

          "In the event that a payment or delivery of an award following a Change of Control would not be a permissible distribution event, as defined in Section 409A(a)(2) of the Code or any regulations or other guidance issued thereunder, then the payment or delivery shall be made on the earlier of (i) the date of payment or delivery originally provided for such benefit, or (ii) the date of termination of the participant's employment or service with the Company or six months after such termination in the case of a "specified employee" as defined in Section 409A(a)(2)(B)(i) of the Code."

     2.7. Amendment of Section 17. Section 17 of the Plan is amended to read in its entirety as follows:

          "FAIR MARKET VALUE. For purposes of this Plan and any awards awarded hereunder, fair market value per Share as of a particular date shall mean (i) if shares are then listed on a national stock exchange, the closing price per Share on the date the option is granted, as determined by the Committee, (ii) if shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for such shares in such over-the-counter market for the last preceding date on which there was a sale of such shares in such market, as determined by the Committee, or (iii) if shares are not then listed on a national exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where such shares are so listed or traded, the Committee may make discretionary determinations where the shares have not been traded for 10 trading days."

3. No Other Amendments. Except as modified by Section 2 above, the Plan shall continue in full force and effect.

4. Governing Law. This Amendment and any claims related to the subject matter hereof shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).


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